                                                              EXHIBIT 23.4

                      INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of The Registry, Inc. on Form S-4 of our report dated February 28, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the accounting for an acquisition as a pooling-of-interests), appearing in Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K of Renaissance Solutions, Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts

June 20, 1997